Exhibit 99.1
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John Schoen	Jack Seller	Mary McGowan
CFO	Public Relations	Investor Relations
PCTEL, Inc.	PCTEL, Inc.	Summit IR Group, Inc.
(630)372-6800	(630)372-6800	(408) 404-5401
	jack.seller@pctel.com	mary@summitirgroup.com
PCTEL Acquires Bluewave Product Line
Rugged Solutions For Process Control Applications
Bloomingdale, IL – March 14, 2008 – PCTEL, Inc. (NASDAQ: PCTI), a leader in propagation and optimization solutions for the wireless industry, announced today that it had acquired the antenna product lines of Bluewave Antenna Systems, Ltd., a privately-held, Canadian company. Bluewave Antenna Systems designs, manufactures, and distributes rugged antennas for harsh conditions, targeting manufacturing process control in the energy and utility industries and communication systems in extreme environments. PCTEL will assume the design and final assembly of the three major product lines at its Bloomingdale facility. PCTEL paid $3.9 million in cash for the product lines and associated technology.
“The Bluewave antenna product line augments our Land Mobile Radio (LMR) portfolio and should accelerate our growth in Enterprise applications of these antennas,” said Marty Singer, PCTEL’s Chairman and CEO. “This is exactly the type of acquisition that we are pursuing: the opportunity to acquire product lines that leverage our existing development, manufacturing, and distribution capabilities – without the risk of integrating large organizations. This is a productive use of our capital,” added Singer.
Under the terms of the agreements, Bluewave will continue to supply product during a transition period. During the transition period, PCTEL will migrate component supply sourcing to its contract manufacturers and final assembly and test to its Bloomingdale facility. PCTEL’s Antenna Products Group will manage the product line. Nearly all of Bluewave’s current revenue is from North America, with 25 percent coming from Canadian customers.

The acquired LMR antenna products operate in the 450 MHz to 1.4 GHz spectrum. The three product lines – Marathon™, Guardian™, and Summit™ – offer different levels of environmental robustness.
The company anticipates that the new antenna lines will add approximately $1 million of revenue per quarter to its previous guidance, starting in the second quarter. The related gross profit is expected to be approximately 25 percent in second quarter 2008 and approximately 35 percent thereafter. The company expects to incur $300,000 of incremental development and marketing expenses for the year associated with the new products.
PCTEL had previously announced that the divestiture of the Mobility Solutions Group (MSG) was expected to result in a first quarter cash and investments balance of approximately $125 to $128 million, of which approximately $20 million was expected to be paid out in April for estimated taxes related to the transaction. The company’s share repurchase program and acquisition of Bluewave’s antenna product lines have consumed an additional $11.5 million. The company repurchased 1.14 million shares during the first quarter for $7.6 million at an average price of $6.66. In addition, the company used $3.9 million of its cash for the Bluewave acquisition. Management now anticipates that the company will have between $114-$117 million of cash and investments at the end of the first quarter, of which approximately $20 million is expected to be paid out in April for estimated taxes related to the MSG transaction.
About PCTEL
PCTEL, Inc. (NASDAQ: PCTI), is a global leader in propagation and optimization solutions for the wireless industry. The company designs and develops software-based radios for wireless network optimization and develops and distributes innovative antenna solutions. PCTEL’s MAXRAD® antenna products address public safety applications, unlicensed and licensed wireless broadband applications, fleet management, and network timing. Its product portfolio includes a broad range of antennas for WiMAX, Land Mobile Radio, GPS, telemetry, RFID, WiFi, indoor-cellular, and mesh networks. The company’s SeeGull® scanning receivers, receiver-based products and CLARIFY® interference management solutions are used to measure, monitor and optimize cellular networks. PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web site at: www.pctel.com.
About Bluewave
Bluewave Antenna Systems Ltd. was founded in 1996 to serve the Supervisory Control And Data Acquisition (SCADA) industry by building easy-to-install antennas designed to perform flawlessly in harsh environments. Today, Bluewave products serve a wide variety of SCADA, wireless industrial automation, land mobile radio and homeland security applications. For more information, please visit the website at www.bluewaveantenna.com.

PCTEL Safe Harbor Statement
This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding PCTEL’s expectations regarding accelerated growth in enterprise applications of the acquired antennas, benefits resulting from the leverage of PCTEL’s capabilities, low level of integration risk, anticipated revenue contribution and timing of the contribution, improvements in gross profit and operating cost levels in future periods, and levels of cash and cash investments in future periods are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties, including the ability to successfully grow the wireless products business and the ability to implement new technologies and obtain protection for the related intellectual property. These and other risks and uncertainties are detailed in PCTEL’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.
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